As filed with the Securities and Exchange Commission on November 1, 2012

Registration No. 333-183770

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Kanghui Holdings

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

No. 11 North Changjiang Road, Xinbei District

Changzhou, Jiangsu Province 213022, People’s Republic of China

(86-519) 8519-5556

(Address, Including Zip Code of Principal Executive Offices)

China Kanghui Holdings 2010 Share Incentive Plan

(Full Title of Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-183770) (the “Registration Statement”) of China Kanghui Holdings, a Cayman Islands exempted company (the “Company”), which was filed with the Securities and Exchange Commission on September 7, 2012. The Registration Statement registered 11,726,539 shares of the Company’s ordinary shares, par value $0.001 per share, for issuance pursuant to the China Kanghui 2010 Share Incentive Plan.

On November 1, 2012 pursuant to the Agreement and Plan of Merger, dated as of September 27, 2012, by and among the Company, Medtronic, Inc., a Minnesota corporation (“Medtronic”), and Kerry Merger Corp., a Cayman Islands exempted company and an indirectly wholly-owned subsidiary of Medtronic (“Merger Subsidiary”), Merger Subsidiary was merged with and into the Company, and the separate existence of Merger Subsidiary thereupon ceased (the “Merger”).

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and remove from registration any and all securities of the Company previously registered but unsold under the Registration Statement as of the effective time of the Merger, in accordance with the undertakings made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 1, 2012.

MEDTRONIC CHINA KANGHUI HOLDINGS (formerly known as China Kanghui Holdings)

By:	/S/ CHAD CORNELL
Name:	Chad M. Cornell
Title:	Sole Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below as of November 1, 2012.

Signature	Title

/S/ CHAD CORNELL	Sole Director
Chad M. Cornell	(Acting as the Company’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer as the Company has no officers)